Exhibit 77(q)(1)

EXHIBITS

(a)(1)	Declaration of Trust dated November 5, 2007 – Filed herein.

(a)(2)	Certificate of Amendment dated December 14, 2009 – Filed herein

(a)(3)	Amended and Restate Declaration of Trust dated December 14, 2009 – Filed herein

(a)(4)	Bylaws dated November 6, 2007 – Filed herein

(a)(5)	Bylaws dated December 14, 2009 – Filed herein.

(e)(1)	Investment Management Agreement dated January 26, 2010 between ING Infrastructure, Industrials and Materials Fund and ING Investments LLC. – Filed herein.

(e)(2)	Sub-Advisory Agreement dated January 26, 2010 between ING Investments LLC and ING Investment Management Co. – Filed herein.